Exhibit 12
                            AMR CORPORATION
           Computation of Ratio of Earnings to Fixed Charges
                             (in millions)

                                           Three Months Ended     Nine Months Ended
                                              September 30,          September 30,
                                             2004       2003       2004       2003
Earnings (loss):
 Earnings (loss) before income taxes        $(214)      $    1    $ (374)    $(1,117)

 Add:  Total fixed charges (per below)        442          430     1,318       1,302

 Less:  Interest capitalized                   22           17        60          54
  Total earnings (loss) before income taxes $ 206       $  414    $  884      $  131

Fixed charges:
 Interest, including interest capitalized   $ 207       $  188    $  613      $  552

 Portion of rental expense
  representative of the interest factor       219          230       660         715

 Amortization of debt expense                  16           12        45          35
   Total fixed charges                       $442       $  430    $1,318      $1,302

Coverage deficiency                          $236       $   16    $  434      $1,171